Exhibit 99.2

CONSENT OF ANDREW HEYER

In accordance with Rule 438 promulgated under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement on Form S-4 filed by FORM Holdings Corp. (“FORM”) with the Securities and Exchange Commission on September 9, 2016, and all supplements and amendments thereto (the “Registration Statement”), as a person expected to serve as a member of FORM’s board of directors following the closing of the merger described in the Registration Statement.

/s/ Andrew R. Heyer
Name: Andrew R. Heyer
Date: September 9, 2016